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                                                                     EXHIBIT 5.1


                    [WILMER, CUTLER & PICKERING LETTERHEAD]



                              October 27, 1997



Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

                 Re:      Metrocall, Inc. Registration Statement on Form S-4

Dear Ladies and Gentlemen:

                 We have acted as counsel to Metrocall, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement (the "Registration Statement") on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 12,306,388 shares of common stock of the Company, par value $0.01 per share (the "Metrocall Common Stock"), to be issued in the proposed merger (the "Merger") of ProNet Inc., a Delaware corporation ("ProNet"), with and into the Company. The Merger is to be effected pursuant to an Agreement and Plan of Merger, dated as of August 8, 1997 (the "Merger Agreement"), between the Company and ProNet.

                 For the purposes of this opinion, we have examined copies of the following documents:

                 1.       The Registration Statement;

                 2.       The Merger Agreement;

                 3. The Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof;

                 4.       The Bylaws of the Company; and

                 5. The Resolutions of the Board of Directors of the Company dated August 6, 1997.

                 In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.
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Metrocall, Inc.
October 27, 1997
Page 2



                 We are members of the Bar of the District of Columbia and do not hold ourselves out as being experts in the law of any state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

                 Based upon, subject to, and limited by the foregoing, we are of the opinion that:

                 Upon the conclusion of the proceedings and actions which we understand are intended to be completed and taken prior to the Merger, the shares of Metrocall Common Stock to be issued in the Merger pursuant to the Merger Agreement have been lawfully and duly authorized and such shares of Metrocall Common Stock, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

                 We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                        Sincerely,

                                        WILMER, CUTLER & PICKERING


                                        By: /s/ Thomas W. White
                                           ------------------------------
                                            Thomas W. White, a partner